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                                                                    Exhibit 99.1

Thursday, April 4, 2002
FOR IMMEDIATE RELEASE

         Bank Group Confirms Credit Line to Sierra Pacific Utility Units
                     Amid Continued Concern Over PUCN Order

Las Vegas, Nev. - A bank syndicate headed by Union Bank of California has confirmed its line of credit to Sierra Pacific Resources' (NYSE:SRP) two utility operations, Nevada Power and Sierra Pacific Power, a decision that provides liquidity to the companies in the wake of a negative order by the Public Utilities Commission of Nevada (PUCN). As a result of the syndicate's action, Nevada Power retains its $200 million credit facility and Sierra Pacific Power retains its $150 million credit facility.

The confirmation follows an announcement by Nevada Power that it will cut capital expenses and seek reconsideration of the deferred energy order by the PUCN to disallow nearly half of the company's deferred energy expenses from last year.

The bank syndicate noted that the PUCN's order represented a material adverse change in the financial condition of Nevada Power, but waived the limitations on the credit line after review of the company's grounds for reconsideration of the order and aggressive cost control efforts.

The syndicate's credit line with Sierra Pacific Resources, parent of the two utilities, has been terminated.

Headquartered in Nevada, Sierra Pacific Resources is a holding company whose principal subsidiaries are Nevada Power Company, the electric utility for most of southern Nevada, and Sierra Pacific Power Company, the electric utility for most of northern Nevada and the Lake Tahoe area of California. Sierra Pacific Power Company also distributes natural gas in the Reno-Sparks area of northern Nevada. Other subsidiaries include the Tuscarora Gas Pipeline Company, which owns 50 percent interest in an interstate natural gas transmission partnership and several unregulated energy services companies.

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